Form NSAR-A
July 31, 2012
Exhibit 99.77D

ELIMINATION OF INVESTMENT RESTRICTION ON INVESTMENTS IN OTHER INVESTMENT COMPANIES

            On March 9, 2012, the Fund’s Board of Directors eliminated the non-fundamental investment restriction prohibiting the purchase of securities of any other registered, open-ended investment company except as part of a merger or consolidation.